July 6, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments

Bearish Auto Callable Contingent Interest Notes Linked to the S&P 500® Index due July 2, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated June 28, 2023, related to the notes referred to above (the “pricing supplement”), the Contingent Interest Payments and the Contingent Interest Rate are as set forth below:

Contingent Interest Payments: If the notes have not been automatically called and the closing level of the Index on any Review Date is less than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $8.375 (equivalent to a Contingent Interest Rate of 10.05% per annum, payable at a rate of 0.8375% per month).

If the closing level of the Index on any Review Date is greater than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: 10.05% per annum, payable at a rate of 0.8375% per month

CUSIP: 48133XR24

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•       Pricing supplement dated June 28, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023053288/ea157298_424b2.htm

•       Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

•       Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

•       Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Amendment no. 1 to pricing supplement dated June 28, 2023 to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023